Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed on January 24, 2011) of Parametric Sound Corporation (the “Company”), relating to the Company’s 2010 Stock Option Plan, of our report dated December 8, 2010 relating to the financial statements of the Company as of and for the years ended September 30, 2010 and 2009 included in its Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 8, 2010, which is incorporated by reference herein.  Our report dated December 8, 2010 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
January 24, 2011